EX.99-77O: Transactions Effected Pursuant To Rule 10f-3

Name of Fund:  Goldman Sachs Financial Square Tax-Free Money Market Fund

Name of Underwriter Purchased From:  Banc of America

Names of Underwriting Syndicate Members: Banc of America, EJ De La Rosa, Alta Vista Financial, Alamo Capital, Backstrom McCarley Berry, Bear,
Stearns & Co. Inc, Citi, City National Securities Inc , Comerica Securities, Fidelity Capital Markets, George K Baum & Co. , Goldman, Sachs & Co., Grigsby & Associates Inc , Great Pacific Securities, Henderson Capital Partners, JPMorgan, Lehman Brothers, Mellon Financial Markets, Merrill Lynch & Co. , M.L Stern & Co. , Morgan Stanley Co., RBC Capital Management, Siebert Brandford Shank & Co. , SL Hare Capital, Southwest Securities Inc, Stone & Youngberg, UBS Securities LLC, Wachovia Bank, Wells Fargo Institutional Sec

Name of Issuer:  State of California

Title of Security:  State or California Revenue Anticipation Notes 2007-08

Date of First Offering:  10/25/07

Dollar Amount Purchased:  $125,511,250

Number of Shares Purchased:  125,000

Price Per Unit:  $100.409

Resolution Approved:  Approved at the February 7, 2008 Board Meeting.



Name of Fund:  Goldman Sachs Financial Square Tax-Free Money Market Fund

Name of Underwriter Purchased From:

Names of Underwriting Syndicate Members: Morgan Stanley, Goldman Sachs, Lehman Brothers, Merrill Lynch, Banc of America, Comerica Securities, Fifth Third Securities, Loop Capital Markets, Oppenheimer & Co, Raymond James , Siebert Brandford Shank

Name of Issuer:  State of Michigan

Title of Security:  State of Michigan General Obligation Notes, 2008 Series A

Date of First Offering:  12/12/07

Dollar Amount Purchased:  $203,642,260

Number of Shares Purchased:  202,000

Price Per Unit:  $100.813

Resolution Approved:  Approved at the February 7, 2008 Board Meeting.